LIBERTY SILVER ANNOUNCES ELECTION OF DIRECTORS, RESULTS OF ANNUAL GENERAL AND SPECIAL MEETING AND MANAGEMENT APPOINTMENTS

Toronto, ON — December 5, 2014: Liberty Silver Corp. (“Liberty” or the “Company”) announced that the nominees listed in the management proxy circular for the 2014 Annual General and Special Meeting (the “Meeting”) of shareholders were elected as directors of the Company.  In addition, MNP LLP, Chartered Professional Accountants, were reappointed as the Company’s auditors for the 2015 fiscal year, and shareholders of the Company approved a consolidation (or reverse stock split) of the Company’s issued and outstanding common shares on a one (1) new for 15 old basis.  Detailed results of each item of business voted upon at the Meeting in Toronto on December 5, 2014 are set out below:

Item Voted Upon	Votes For	%	Withheld	%	Votes Against	%
Election of Timothy N. Unwin	142,475,589	96.2	5,576,560	3.8	N/A	N/A
Election of W. Thomas Hodgson	143,475,889	97	4,576,260	3	N/A	N/A
Election of James J. Sbrolla	143,476,058	97	4,576,091	3	N/A	N/A
Election of Eric R. Klein	143,501,058	97	4,551,091	3	N/A	N/A
Election of Manish Z. Kshatriya	142,434,589	96.2	5,617,560	3.8	N/A	N/A
Appointment of MNP LLP	148,791,091	99.8	3,197,874	0.2	N/A	N/A
Approval of Share Consolidation	145,334,255	95.6	N/A	N/A	6,654,710	4.4

Management Appointments

Immediately following the Meeting, the Board of Directors of the Company convened and appointed Liberty’s current Executive Vice-President, Chief Financial Officer and Secretary, Manish Z. Kshatriya as interim President & Chief Executive Officer, replacing Mr. R. Geoffrey Browne, who announced his retirement from the Company in November.  Mr. Kshatriya has also replaced Mr. Browne on Liberty’s Board of Directors.

Timothy Unwin, Liberty’s Chairman, noted “On behalf of the Board, I would like to thank Manish for his significant contribution to Liberty’s development over the past several years.  We are fully committed to maximizing shareholder value and the Board has every confidence in Manish’s leadership, experience and commitment to take our company forward”.  In addition to serving as interim President and CEO, Mr. Kshatriya will remain Chief Financial Officer and Secretary of the Company.

Upon conclusion of the Meeting, the Board thanked Mr. Browne for his service to Liberty.  Mr. Unwin remarked, “On behalf of the entire Liberty team, I would like once again to thank Geoff for his years of service and many contributions to the business of the Company.  Geoff was instrumental in Liberty’s going public transaction and the acquisition of the Hi Ho Silver Property.  We wish Geoff all the very best in his future endeavours, both personal and professional, and appreciate his significant contributions to the Company over the years.”

About Liberty Silver Corp.

Liberty is focused on exploring and advancing mineral properties located in North America. Liberty is led by an experienced board of directors and a skilled management team. Liberty is committed to creating value for its shareholders by utilizing its mitigated risk approach to developing new resources on its current properties, and by acquiring new properties that have the potential to increase their resource base. The Trinity Silver Project, located in Pershing County, Nevada, is Liberty’s flagship project. Liberty has the right to earn a joint venture interest in the 10,020-acre Trinity Silver Project pursuant to the terms of an earn-in agreement with Renaissance Exploration Inc. Information about Liberty is available on its website, www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For additional information contact:

Manish Z. Kshatriya, Interim President & CEO, CFO and Secretary

(888) 749-4916

mkshatriya@libertysilvercorp.com